UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 5, 2015

KLA-TENCOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-09992	04-2564110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive, Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 875-3000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    On August 6, 2015, Robert T. Bond advised the Board of Directors (the "Board") of KLA-Tencor Corporation (the "Company") of his decision not to stand for re-election as a member of the Board at the Company's 2015 annual meeting of stockholders (the "Annual Meeting"). Mr. Bond serves as a member of each of the Board's Audit Committee and Nominating and Governance Committee. Mr. Bond has indicated his intention to continue to serve as a director and member of each of the Board's Audit Committee and Nominating and Governance Committee until the date of the Annual Meeting. Mr. Bond's decision not to stand for re-election was not a result of a disagreement with management regarding the Company's operations, policies, practices or otherwise.
In its acceptance of Mr. Bond's decision not to stand for re-election, the Board expressed its gratitude and appreciation to Mr. Bond for his 15 years of service to the Company.

(e)    In a meeting held on August 5, 2015, the Board's Compensation Committee approved a change to the annual cash compensation package of Bren D. Higgins, the Company’s Executive Vice President and Chief Financial Officer (principal financial officer). Mr. Higgins’ annual base salary was increased from $400,000 to $450,000, effective August 24, 2015. This change also results in an increase in Mr. Higgins' annual cash bonus target under the Company's Fiscal Year 2016 Executive Incentive Plan (adopted pursuant to the Company’s Performance Bonus Plan), as the amount of the bonus paid to each participant under that plan is calculated (based on the Company's operating margin percentage and its performance as measured against a balanced scorecard of strategic objectives during fiscal year 2016) as a percentage of the base salary paid to such participant during fiscal year 2016. The actual bonus payout to Mr. Higgins under the Company’s Fiscal Year 2016 Executive Incentive Plan will be determined following the completion of fiscal year 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION

Date: August 7, 2015	By:	/s/ BRIAN M. MARTIN
	Name:	Brian M. Martin
	Title:	Executive Vice President and General Counsel